                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                      FORM S-3
              REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       OLYMPIC CASCADE FINANCIAL CORPORATION
               (Exact name of Registrant as specified in its charter)

                    DELAWARE                                      36-4128138
          (State or other jurisdiction of                    (I.R.S. Employer
          incorporation or organization)               identification Number)

      875 NORTH MICHIGAN AVENUE, SUITE 1560, CHICAGO, IL 60611, (312) 751-8833
                (Address, including zip code, and telephone number,
         including area code, of Registrant's principal executive offices)

        STEVEN A. ROTHSTEIN, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
         ROBERT H. DASKAL, CHIEF FINANCIAL OFFICER, TREASURER AND SECRETARY
      875 NORTH MICHIGAN AVENUE, SUITE 1560, CHICAGO, IL 60611, (312) 751-8833
    (Name and address, including zip code, and telephone number, including area code, of agent for service)

                    Please send copies of all communications to:
     ALAN I. ANNEX, ESQ., CAMHY KARLINSKY & STEIN LLP, 1740 BROADWAY, SIXTEENTH
                  FLOOR, NEW YORK, NEW YORK 10019, (212) 977-6600

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ] If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              CALCULATION OF REGISTRATION FEE

  TITLE OF EACH CLASS                        PROPOSED MAXIMUM    PROPOSED MAXIMUM
  OF SECURITIES TO BE      AMOUNT TO BE       OFFERING PRICE    AGGREGATE OFFERING      AMOUNT OF
       REGISTERED           REGISTERED         PER SHARE (1)        PRICE (1)        REGISTRATION FEE
 --------------------     ------------      ----------------   ------------------   ----------------
  Common stock, $0.02         75,000
      par value(2)                               $3.083333          $447,083             $124.29
  Common stock, $0.02         70,000
      par value(3)
         Total               145,000

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) based on the average of the high and low prices of the Registrant's Common Stock as reported on the NASDAQ SmallCap Market on June 4, 1999.
(2) The shares of common stock are being registered for resale by the selling stockholders named in the prospectus (the "Selling Stockholders").

(3) To be issued upon exercise of warrants to acquire up to 70,000 shares of common stock. Includes an indeterminate number of additional shares of common stock as may from time to time become issuable upon the exercise of the warrants by reason of stock splits, stock dividends and similar transactions pursuant to Rule 416 of the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

                     SUBJECT TO COMPLETION, DATED JUNE 7, 1999
                                    Prospectus
                       OLYMPIC CASCADE FINANCIAL CORPORATION.
                           145,000 SHARES OF COMMON STOCK

This prospectus relates to the offer and sale of up to 145,000 shares of Olympic Cascade Financial Corporation common stock. The Selling stockholders are offering to sell 75,000 shares of our common stock that they currently own. The additional 70,000 shares of our common stock may be acquired by the selling stockholders upon the exercise of warrants. We are registering the resale of these common shares in the event the selling stockholders exercise the warrants. We will not receive any of the proceeds from the sale of the shares by the
selling stockholders.   We would receive proceeds from the exercise of the
warrants.

Our common stock is listed on The Nasdaq SmallCap Market under the symbol "NATS" and The Chicago Stock Exchange under the symbol "OLY". On June 4, 1999 the closing price of our common stock on The Nasdaq SmallCap Market was $ 3.00 per share.

The selling stockholders may offer these shares through public or private transactions, in or off the over-the-counter market in the United States at prevailing market prices, or at privately negotiated prices. For details of how the selling stockholders may offer their shares, please see the section of this prospectus entitled "Plan of Distribution" on page 7.

INVESTING IN OUR COMMON STOCK INVOLVES RISK. SEE RISK FACTORS BEGINNING ON PAGE TWO OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 7, 1999.

                                 TABLE OF CONTENTS
Risk Factors . . . . . . . . . . . . . 2  Selling Stockholders . . . . . . . . 7

Olympic Cascade Financial Corporation. 5  Plan of Distribution . . . . . . . . 7

Where You Can Find More Information. . 6  Legal Matters. . . . . . . . . . . . 8

Incorporation of Certain Documents By     Experts. . . . . . . . . . . . . . . 8

Reference. . . . . . . . . . . . . . . 6

Use of Proceeds. . . . . . . . . . . . 7


                                    RISK FACTORS

CHANGING ECONOMIC, POLITICAL AND MARKET CONDITIONS MAY RESULT IN DECREASED REVENUES AND MAY INCREASE OUR COST OF DOING BUSINESS
The securities industry is subject to a variety of risks, including declines in price level and volume of transactions, losses resulting from the trading or underwriting of securities, volatility of the markets and the failure of third parties to meet commitments. The securities industry is also affected by economic, political and market conditions both domestic and international.
Other items affecting the securities industry, include increased consolidation, increased use of technology, increased use of discount and online electronic brokerage services and increased regulation. These items could result in our facing increased competition from larger broker-dealers, a need for increased investment in technology, or potential loss of customers or reduction in commission income. There can be no assurance that these trends or future changes will not have a material adverse effect on our business, financial condition, results of operations or cash flows.

MARKET FLUCTUATIONS MAY REDUCE OUR REVENUES AND PROFITABILITY
Our revenue and profitability may be adversely affected by declines in the volume of securities transactions and in market liquidity. Additionally, our profitability may be adversely affected by losses from the trading or underwriting of securities or failure of third parties to meet commitments. National acts as a market-maker in publicly traded common stocks. In market making transactions, we undertake the risk of price changes or being unable to resell the common stock we hold or being unable to purchase the common stock we have sold. These risks are heightened by the illiquidity of many of the common stocks we trade and or make a market. Any losses from our trading activities, including as a result of unauthorized trading by our employees, could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Lower securities price levels may also result in a reduced volume of transactions, as well as losses from declines in the market value of common stocks held for trading purposes. During periods of declining volume and revenue, our profitability would be adversely affected. Declines in market values of common stocks and the failure of issuers and third parties to perform their obligations can result in illiquid markets in which we may incur losses in our principal trading and market-making activities.

COMPETITION WITH LARGER FINANCIAL FIRMS MAY HAVE A NEGATIVE EFFECT ON OUR
BUSINESS
We compete directly with national and regional full-service broker-dealers and a broad range of other financial service firms, including banks and insurance companies. Competition has increased as smaller securities firms have either ceased doing business or have been acquired by or merged into other firms. Mergers and acquisitions have increased competition from these firms, many of which have significantly greater financial resources than us. Many of these firms offer their customers more products and research than currently offered by us. We also face competition from companies offering discount and/or electronic brokerage services, including brokerage services provided over the Internet, which we are currently not offering. These competitors may have lower costs or provide more services, and may offer their customers more favorable commissions, fees or other terms than those offered by us. Commissions charged to customers of discount and electronic brokerage services have steadily decreased over the past several years and we expect such decreases to continue. To the extent that issuers and purchasers of securities transact business without the assistance of us, our operating results could be adversely affected. We use direct solicitation of potential customers as a means of increasing business and furnish investment research publications in an effort to attract existing and potential clients. Many of our competitors also engage in advertising programs, which we do not use to any significant degree. We believe that our ability to compete for retail customers depends largely upon the skill, reputation and experience of our retail brokers. However, there can be no assurance that these factors will continue to enable us to remain competitive.

WE DEPEND ON OUR ABILITY TO RETAIN AND RECRUIT KEY PERSONNEL AND IF WE LOSE ANY OF OUR KEY PERSONNEL IT COULD BE DIFFICULT TO RECRUIT EFFECTIVE REPLACEMENTS Our business depends on the highly skilled, and often highly specialized, independent contractors and employees. Retention sales, trading, management, investment banking and administrative professionals are particularly important to us. At National, the investment executives are primarily independent contractors and pay their overhead expenses in exchange for a higher payout percentage. Typically, National's investment executives receive a net payout percentage of approximately 70%. We feel that this compensation package along with the flexibility of being independent is very competitive within the industry. However, there can be no assurance that this compensation offered by us will continue to be effective in recruiting and retaining personnel.

GROWTH AND EXPANSION MAY DIVERT MANAGEMENT'S FOCUS FROM OUR EXISTING BUSINESS
We plan to expand through internal growth and, when the opportunity arises, may expand through acquisitions of related businesses. Additionally, we are examining the possibility of providing brokerage services over the Internet.
Any expansion will require capital resources and divert management's attention from our existing businesses. There can be no assurance that we will be able to attract the personnel or expertise necessary for any expansion, or that any expansion will be successful. The failure of any expansion could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We have experienced increased growth of our current operations over the past three years. Continued growth will require the addition of retail brokers. There can be no assurance that management will be able to manage our growth effectively, and any such failure could have an adverse effect on our business, financial condition, results of operations or cash flows.

ADVERSE RESULTS OF CURRENT LITIGATION AND POTENTIAL SECURITIES LAW LIABILITY WOULD RESULT IN FINANCIAL LOSSES AND DIVERT MANAGEMENT'S ATTENTION TO BUSINESS Many aspects of our business involve substantial risks of liability. There has been an increase in litigation and arbitration within the securities industry in recent years, including class action suits seeking substantial damages. We are subject to potential claims by dissatisfied customers, including claims alleging they were damaged by improper sales practices such as unauthorized trading, sale of unsuitable securities, use of false or misleading statements in the sale of securities, mismanagement and breach of fiduciary duty. National and WestAmerica may be liable for the unauthorized acts of its retail brokers if they fail to adequately supervise their conduct. As an underwriter, we may be subject to substantial potential liability under federal and state law and court decisions, including liability for material misstatements and omissions in securities offerings. We may be required to contribute to a settlement, defense costs or a final judgment in legal proceedings or arbitrations involving a past underwriting and in actions that may arise in the future. We carry "Errors and Omissions" insurance to protect against arbitrations, however, the policy is limited in items and amounts covered and there can be no assurance that it will cover a complaint. The adverse resolution of any legal proceedings involving us could have a material adverse effect on our business, financial condition, results of operations or cash flows.

THIRD PARTY TRADE PROCESSING AND THE YEAR 2000 PROBLEM MAY DISRUPT OUR BUSINESS The majority of National's and WestAmerica's trade processing information is handled through third party vendors. National is in the process of implementing a new trade processing system through BETA System, Inc., which is scheduled to be fully operational by the third quarter of our 1999 fiscal year. We anticipate that the implementation of this system will improve operations
including execution of orders, trade processing and trade reporting.   However,
there can be no assurance that the new system will perform as expected and any difficulty or significant delay in the implementation or operation of the new system, or time spent training personnel, could adversely affect us.

BETA Systems, Inc. has represented to us that they will be Year 2000 compliant and our agreement calls for recourse against BETA Systems, Inc. should we incur losses from the system not being Year 2000 compliant. Additionally, we have initiated formal communications with all other significant data processing and telecommunications vendors to determine the extent to which we are vulnerable to those third parties failure to remediate their own Year 2000 Issue. These vendors have represented to us that they will be compliant with the requirements of the Year 2000. However, if BETA Systems, Inc. is not Year 2000 compliant and we incur losses there can be no assurance that BETA Systems, Inc. will have the financial resources to reimburse us for our losses.

We have determined that material costs and resources will not be required to modify or replace portions of our internal hardware and software so that computer systems will properly utilize dates beyond December 31, 1999.

However, even if our systems and our significant vendors are compliant, the potential impact of the Year 2000 problem on the securities industry as a whole could be material, as virtually every aspect of the sales of securities and processing of transactions will be affected. Due to the size of the problem facing the securities industry and the interdependent nature of the business, we may be materially adversely affected by this issue.

NET CAPITAL REQUIREMENTS MAY CONSTRAIN OUR BUSINESS ACTIVITIES
The Commission and various other securities exchanges and other regulatory bodies in the United States have rules with respect to net capital requirements that affect National and WestAmerica. These rules are designed to ensure that National and WestAmerica maintain adequate regulatory capital for their business activities. These rules require that a substantial portion of a broker-dealer's assets be kept in cash or highly liquid investments. Failure to maintain the required net capital may subject a firm to suspension or revocation of its registration by the Commission and suspension or expulsion by the NASD and other regulatory bodies, and ultimately may require its liquidation. Compliance by with Net Capital Requirement Rules could limit certain operations that require intensive use of capital, such as underwriting or trading activities. Advances, dividend payments and other equity withdrawals from National or WestAmerica are restricted by the regulations of the SEC, and other regulatory agencies. These regulatory restrictions may limit the amounts that these subsidiaries may dividend or advance to Olympic. In addition, a change in such Net Capital Requirement Rules or the imposition of new rules affecting the scope, coverage, calculation or amount of such net capital requirements, or a significant operating loss or any large charge against net capital, could have similar adverse effects.

OPERATING RESULTS REPORTED LOSSES FOR THREE OF THE LAST FOUR QUARTERS
We have reported losses three of the past four quarters resulting in an accumulated deficit and there is no assurance that we will be profitable. Our disappointing fourth quarter of the fiscal year 1998, was primarily attributed to large operating losses from a former subsidiary, large losses related to the sale of this subsidiary, the closure of two branch offices and the write-down and write-off of receivables. In the first quarter of the fiscal year 1999, we reduced overhead expenses and by the second quarter of the fiscal year 1999, we had reported a profit. We anticipate that with increased revenues we will continue to be profitable; however, there can be no assurance that revenue will increase and profitability will continue. The tables show revenues, net income
(loss) for the last three fiscal years and the last four quarters. As a result of the recent losses, we have an accumulated deficit of $2,468,000.


                    Fiscal Year ended September 25, 26 and 27,
                       respectively (Dollars in thousands)
                       -----------------------------------
                      1998               1997             1996
                    ---------------------------------------------
Revenue             $ 45,694           $ 39,994          $ 34,899
Net income
  (loss)            ($ 4,666)          $    101          $  1,735


                                       Previous Four Quarters
                                 (Dollars in thousands) (unaudited)
                                 ----------------------------------
                     2nd Qtr         1st Qtr         4th Qtr          3rd Qtr
                      FYE 99         FYE 99           FYE 98           FYE 98
                    ----------------------------------------------------------
Revenue             $ 10,355        $  8,161         $  8,274         $ 11,846
Net income
   (loss)           $     20        ($   261)        ($ 3,685)        ($   623)


                       OLYMPIC CASCADE FINANCIAL CORPORATION

Olympic Cascade Financial Corporation is a financial services organization, which operates through its two subsidiaries, National Securities Corporation and WestAmerica Investment Group. We are committed to establishing a significant presence in the financial services industry by providing financing options for emerging, small and middle capitalization companies through research, financial advisory services, and sales and investment banking services for both public offerings and private placements, and also providing retail brokerage and trade clearance operations.

In June 1997, we acquired all of the outstanding stock of WestAmerica, a Scottsdale, Arizona based broker-dealer specializing in retail brokerage services. WestAmerica was acquired for $443,000 in cash and an agreement to provide a bonus payment of $207,000 to several WestAmerica brokers.

During fiscal year 1998, we redirected our focus on retail operations by selling our ownership in two of our subsidiaries, L.H. Friend, Weinress, Franksen & Presson, Inc. and Travis Capital, Inc. In March 1997, we acquired L.H. Friend for 250,000 shares of our common stock valued at that time at $1,375,000. In July 1997, we acquired Travis Capital, for 20,000 shares of our common stock valued at that time at $90,000. Additionally, we invested cash of $185,000 into Travis Capital. Upon the sale of L.H. Friend we received cash of $500,000, 55,509 shares of our common stock and potential fees resulting from pending corporate finance transactions in exchange for all of the common stock of L.H. Friend. Upon the sale of Travis Capital we received a note receivable for $281,000 in exchange for all of the common stock of Travis Capital.

National conducts a national securities brokerage business through its main office in Seattle, Washington and in 38 other offices located in 18 states. Its business includes securities brokerage for individual and institutional clients, market-making trading activities, asset management and corporate finance services. National concentrates upon retail brokerage with an emphasis on personalized service. National's operations, and its largest sales office, is located in Seattle, Washington. The majority of National's transactions involve securities trades with individual customers.

WestAmerica, based in Scottsdale, Arizona is a registered securities broker-dealer providing primarily retail brokerage operations. The majority of WestAmerica's transactions involve securities trades with individual customers.

Our business plan is to achieve growth of our retail brokerage business through acquisitions of individual brokers, groups of brokers and other small brokerage
firms.   We believe that consolidation within the industry is inevitable.
Concerns attributable to the strength of the market and increased competition help explain the increasing number of acquisition opportunities continuously introduced to us. We are focused on maximizing the profitability of our existing operations, while we continue to pursue acquisition opportunities.

Except for historical information contained in this prospectus, the matters discussed in this prospectus contain or incorporate forward-looking information. Statements containing terms such as "believes," "does not believe," "no reason to believe," "expects," "plans," "intends," "estimates," "anticipates" are considered to contain uncertainty and are forward-looking statements. Forward looking statements involve risks and uncertainties that could cause results to differ materially, including changing market conditions and other risks detailed in this prospectus and other documents filed by us with the Securities and Exchange Commission from time to time. You are cautioned that no forward-looking statement is a guarantee of future performance and you should not place undue reliance on any forward-looking statement.

                        WHERE YOU CAN FIND MORE INFORMATION

We are required by the Securities Exchange Commission to file reports, proxy statements and other information with the SEC. You can inspect and copy all of this information at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy statements and information statements and other information regarding issuers, such as us, that file electronically with the SEC. The address of this web site is http:\\www.sec.gov.

This prospectus, which constitutes a part of a registration statement on Form S-3 filed by us with the SEC, omits information set forth in the registration statement. Accordingly, you should reference the registration statement and its exhibits for further information with respect to us and our common stock. Copies of the registration statement and its exhibits are on file at the offices of the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of the document filed as an exhibit to the registration statement. You should rely only on the information or representations provided in this prospectus and the registration statement. We have not authorized anyone to provide you with different information.

                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. Accordingly, we incorporate by reference the documents listed below and any future filings we make with the SEC:

-    Annual Report on Form 10-K for the fiscal year ended September 25, 1998;

- Quarterly Reports on Form 10-Q for the quarters ended March 26, 1999, December 31 and June 26, 1998;

-    Definitive Proxy Statement dated February 18, 1999;

- A description of our common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on July 31, 1998.

All reports and other documents we subsequently file after the date of this prospectus and before the filing of a post-effective amendment which indicates that all securities in this prospectus have been sold or which de-registers all securities remaining unsold, shall be deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a copy of these filings, at no cost, by writing to us at the following address: 875 North Michigan Avenue, Suite 1560, Chicago, Illinois 60611, Attention: Robert H. Daskal. The selling shareholders will not sell these shares in any state in which they are not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date of those documents.

                                  USE OF PROCEEDS

We will not receive any proceeds from the sale of the 75,000 shares offered nor will any proceeds be available for our use or benefit. We would receive proceeds of $280,000 upon the exercise of the warrants to acquire an aggregate of 70,000 shares of our common stock. These proceeds would be used by us for reduction of debt and working capital.

                                SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders, the total number of shares of our common stock beneficially owned by the selling stockholders as of the date of this prospectus and the number of shares, which may be sold by the selling stockholders. This information is based upon information provided by the selling stockholders.

                                           Number of shares     Percentage of common
                             Number of    beneficially owned   stock beneficially owned
                              Shares         prior to the        after the offering is
Name                        being sold         offering               completed
-------------------------   ----------    ------------------   ------------------------
Maynard Mall Realty Trust     75,000            75,000                  4.53%

ThermoEnergy Corporation      70,000            70,000                  4.24%

Maynard Mall Realty Trust received 25,000 shares of our common and a vested warrant to purchase 50,000 shares our common stock. These shares and the warrant were issued in May 1999 to settle a lawsuit brought against Olympic in May 1997 by Maynard Mall Realty Trust.

ThermoEnergy Corporation received 50,000 shares of our common and a vested warrant to purchase 20,000 shares our common stock. These shares and the warrant were issued in May 1999 to settle a lawsuit brought against National in October 1998 by ThermoEnergy Corporation.

It is unknown if, when or in what amounts the selling stockholders in this prospectus may sell these shares. Because the selling stockholders may sell all or some of their shares, no estimate can be given as to the amount of shares that they will continue to hold after their sale.


                                PLAN OF DISTRIBUTION

The distribution of the shares by the selling stockholders may be effected from time to time in one or more transactions (which may involve block transactions), in specific offerings, exchange distributions and/or secondary distributions, negotiated transactions, in settlement of short sales of common stock or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices by the selling stockholders, their pledges, donees, transferees or distributees, or respective successors in interest. These transactions may occur on the over-the-counter market or privately.
The selling stockholders may sell the shares to or through broker-dealers, and the broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders for whom they may act as an agent. Without limiting the generality of the foregoing, such brokers may act as dealers by purchasing any and all of the shares covered by this prospectus either as agents for other or as principals for their own accounts and reselling such securities pursuant to this prospectus. The selling stockholders and any broker-dealers that act in connection with the sale of the shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received or profits realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholders qualify as "underwriters," they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the 1933 Act. As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the selling stockholders with respect to the offer or sale of the shares in this prospectus.

Under applicable rules and regulations of the Securities and Exchange Commission, any person engaged in the distribution of the shares may not bid for or purchase shares of our common stock during a period which commences one business day prior to such person's participation in the distribution, subject to certain exceptions, including passive market making activities.

At the time a sale of shares is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the sale, including the aggregate number of shares being sold, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to dealers.

The Selling stockholders may also sell their shares pursuant to Rule 144 promulgated under the Securities Act. The selling stockholders may from time to time pledge the shares owned to secure margin or other loans made to the selling stockholders. Thus, the person or entity receiving the pledge of any of the shares may sell them, in a foreclosure sale, or otherwise, in the same manner as described above for the selling stockholders. We will not receive any of the proceeds from any sale of the shares by the selling stockholders. There can be no assurance that the selling stockholders will sell all or any of the shares.

                                   LEGAL MATTERS

The validity of our common stock and other legal matters have been passed upon for the us by Camhy Karlinsky & Stein LLP, New York, New York.

                                      EXPERTS

The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended September 25, 1998 have been audited by the following independent public accountants, as indicated in their attached reports:

     Feldman Sherb Ehrlich & Co., P.C., for the Company's fiscal year ended
       September 25, 1998.
     Moss Adams LLP, for the Company's fiscal years ended September 26, 1997 and
       September 27, 1996.

These financial statements are included in this Prospectus and the Registration Statement and we rely upon the authority of the above firms as experts in accounting and auditing.

NEITHER US, NOR ANY OF THE SELLING STOCKHOLDERS HAVE AUTHORIZED ANY DEALER, SALESMAN OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF ANY DEALER, SALESMAN OR OTHER PERSON GIVES INFORMATION OR MAKES REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, YOU SHOULD NOT RELY ON THEM. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES AND NEITHER US NOR ANY OF THE SELLING STOCKHOLDERS ARE SOLICITING OFFERS TO BUY THEM. THESE SECURITIES WILL NOT BE SOLD IN ANY STATE WHERE THEIR OFFER OR SALE, OR SOLICITATIONS OF OFFERS TO BUY THEM, WOULD BE UNLAWFUL PRIOR TO THEIR REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH STATE. INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE OF THIS PROSPECTUS. EVEN IF YOU RECEIVE A COPY OF THIS PROSPECTUS, NEITHER US NOR ANY OF THE SELLING STOCKHOLDERS ARE MAKING ANY REPRESENTATION ABOUT WHETHER THE INFORMATION IN THIS PROSPECTUS IS CORRECT AT ANY TIME AFTER THE DATE OF THIS PROSPECTUS.


                                 145,000 SHARES


                                OLYMPIC CASCADE
                            FINANCIAL CORPORATION


                                COMMON STOCK



                                 PROSPECTUS

                                JUNE 7, 1999

                                      PART II
                       INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
The following table sets forth the costs and expenses payable by the Company and the selling stockholders in connection with the sale of the Common Stock being registered. Except for the legal fees and expenses to be paid by the selling stockholders, all the fees and expenses set forth below will be paid by the Company. All the amounts shown are estimates except the registration fee.

SEC Registration Fee . . . . . . . . . . . . . . . . . . . $  124.29
Accounting fees and expenses . . . . . . . . . . . . . . .  2,000.00
Legal fees and expenses to be paid by the Company. . . . .  2,000.00
                                                           ---------
        Total. . . . . . . . . . . . . . . . . . . . . . . $4,124.29
                                                           ---------
                                                           ---------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Our bylaws provide that we shall indemnify and advance the expenses of individual directors, officers, employees and agents against costs, judgments and other financial liability resulting from any action alleged to have been taken or omitted by such individual. The bylaws permit such indemnification if, among other things, the proposed indemnity acted in good faith with reasonable belief that the conduct was in, or at least not opposed to, the best interests of the Company, and in the case of a criminal proceeding, with a reasonable belief that the conduct was not unlawful. We have obtained insurance on behalf of any person who is or was a director, officer or employee or agent of the Company or is or was serving at the request of the Company as an officer, employee, or agent of another corporation, partnership, joint venture, trust other enterprise or employee benefit plan, against any liability arising out of that person's status as such, whether or not we would have the power to indemnify that person against such liability.

ITEM 15. SALES OF UNREGISTERED SECURITIES
     In July 1997 we issued 20,000 unregistered shares of our common stock in exchange for all of the outstanding stock of Travis Capital, Inc. Our common stock was valued at $90,000 as consideration for this transaction. The issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

     In May 1997 we issued a five-year warrant to purchase 30,000 unregistered shares of our common stock to FAI General Insurance Company Limited in connection with a financing. As a result of subsequent stock dividends, the holder of this warrant can now purchase 33,075 unregistered shares of our common stock. In November 1997 we issued a five-year warrant to purchase 45,000 unregistered shares of our common stock to FAI in connection with a second financing. As a result of subsequent stock dividends, the holder of this warrant can now purchase 47,250 unregistered shares of our common stock. The warrants were issued as consideration for loans made to us. The issuance of these securities were exempt from registration under the Securities Act pursuant to
Section 4(2) thereof on the basis that the transactions did not involve a public offering. The shares that will be issued upon the exercise of the warrants were registered in connection with a registration statement filed May 7, 1999 (Registration No. 333-74243).

     In July 1997 we issued a five-year warrant to purchase 15,000 unregistered shares of our common stock to Geller & Friend Capital Partners. As a result of subsequent stock dividends, the holder of this warrant can now purchase 16,538 unregistered shares of our common stock. The warrant was issued as consideration for a commitment to provide financing. The issuance of these securities were exempt from registration under the Securities Act pursuant to
Section 4(2) thereof on the basis that the transaction did not involve a public offering.

The shares that will be issued upon the exercise of the warrants were registered in connection with a registration statement filed May 7, 1999 (Registration No. 333-74243).

     In November 1997 we issued three five-year warrants to purchase 25,000, 25,000 and 25,000 unregistered shares of our common stock to Merryl H. Tisch as custodian for Jessica S. Tisch, Benjamin J. Tisch and Samuel A. Tisch, respectively, in connection with a financing. We received $25,000 for the issuance of each warrant or $75,000 in total. As a result of subsequent stock dividends, the holders of these warrants can now purchase 26,250, 26,250 and 26,250 unregistered shares of our common stock, respectively. The issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering. The shares that will be issued upon the exercise of the warrants were registered in connection with a registration statement filed May 7, 1999 (Registration No. 333-74243).

     In January 1998 we issued a five-year warrant to purchase 157,500 unregistered shares of our common stock to LVE, LLC. The warrant was issued as consideration for a loan made to us. The issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering. The shares that will be issued upon the exercise of the warrants were registered in connection with a registration statement filed May 7, 1999 (Registration No. 333-74243).

     In February 1999 we issued 40,000 unregistered shares of our common stock to Casull Arms Corporation under a settlement agreement. This agreement settled a lawsuit brought against National in September 1997 by Casull alleging breach of contract and other torts. The issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering. The shares were registered in connection with a registration statement filed May 7, 1999 (Registration No. 333-74243).

     In March 1999 we issued 20,000 unregistered shares of our common stock to D'Ancona & Pflaum LLC in payment of balances owed for past services rendered. These shares were issued in payment of balances owed for past services rendered and were valued at $80,000. The issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering. The shares were registered in connection with a registration statement filed May 7, 1999 (Registration No. 333-74243).

     In March 1999 we issued 10,000 unregistered shares of our common stock to Sugar Friedberg & Felsenthal in payment of balances owed for past services rendered. These shares were issued in payment of balances owed for past services rendered and were valued at $40,000. The issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering. The shares were registered in connection with a registration statement filed May 7, 1999 (Registration No. 333-74243).

     In May 1999 we issued 25,000 unregistered shares and we issued a five-year warrant to purchase 50,000 shares of our common stock to Maynard Mall Realty Trust under a settlement agreement. This agreement settled a lawsuit brought against Olympic as the succesor to National in May 1997. The issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering. The shares that may be issued upon the exercise of the warrant are being registered in connection with this registration statement.

     In May 1999 we issued 50,000 unregistered shares and we issued a five-year warrant to purchase 20,000 shares of our common stock to ThermoEnergy Corporation under a settlement agreement. This agreement settled a lawsuit brought against National in October 1998. The issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering. The shares that may be issued upon the exercise of the warrant are being registered in connection with this registration statement.


ITEM 16.  EXHIBITS
 5.1      Opinion of Camhy Karlinsky & Stein LLP
23.1      Consent of Feldman Sherb Erhlich & Co., P.C.
23.2      Consent of Moss Adams LLP
23.3      Consent of Camhy Karlinsky & Stein LLP (contained in Exhibit 5.1)
24.1      Powers of Attorney (contained on signature page)

ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (s230.424(b) of this Chapter) if, in the aggregate changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
     Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering itself.

 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this

Registration Statement, or otherwise, the Registration has been advised that in the opinion of the Commission, such is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus an furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                     SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on this 7th day of June, 1999.

OLYMPIC CASCADE FINANCIAL CORPORATION
Registrant

By: /s/ Steven A. Rothstein                  Date: June 7, 1999
Steven A. Rothstein
Chairman, Chief Executive
Officer and President

By: /s/ Robert H. Daskal                     Date: June 7, 1999
Robert H. Daskal
Senior Vice President,
Chief Financial Officer,
Treasurer and Secretary

By: /s/ David M. Williams                    Date: June 7, 1999
David M. Williams
Controller


Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                          Capacity                 Date

/s/ Steven A. Rothstein       Chairman, Chief Executive     June 7, 1999
Steven A. Rothstein           Officer and President

/s/ Gary A. Rosenberg         Director                      June 7, 1999
Gary A. Rosenberg

/s/ James C. Holcomb, Jr.     Director                      June 7, 1999
James C. Holcomb, Jr.

/s/ D.S. Patel                Director                      June 7, 1999
D.S. Patel
